                                                             EXHIBIT 99.1


           inTEST CORPORATION ANNOUNCES SECOND QUARTER RESULTS
              AND RECORD QUARTERLY NET REVENUES AND BOOKINGS


CHERRY HILL, NEW JERSEY - July 19, 2000... inTEST Corporation (NASDAQ:INTT) today announced second quarter results. Net earnings for the quarter ended June 30, 2000 were $2.8 million or $.33 per diluted share compared with $694,000 or $.08 per diluted share for the comparable period in 1999. Net earnings for the quarter ended June 30, 2000 increased $2.1 million or 303% over net earnings for the quarter ended June 30, 1999. Included in the results for the second quarter of 2000 were merger-related costs of $115,000 associated with the merger with Temptronic Corporation, which closed on March 9, 2000. Net earnings for the quarter ended June 30, 2000 adjusted to eliminate the non-recurring merger-related costs and the tax impact of these
items were $.34 per diluted share.   inTEST does not expect to record any
additional merger-related costs associated with the Temptronic merger in future periods. The following is summary financial information for the periods ended June 30, 2000 and 1999:


                                       Three Months Ended     Six Months Ended
                                       ------------------    ------------------
                                       6/30/00    6/30/99    6/30/00    6/30/99
                                       -------    -------    -------    -------
                                         (in thousands, except per share data)

Net revenues                           $21,317    $10,816    $41,570    $19,039
Gross margin                            10,506      5,314     20,482      9,066
Operating income                         4,191        967      6,369      1,027
Net earnings                             2,794        694      3,272        633

Net earnings per common share - basic    $0.34      $0.09      $0.40      $0.08
Weighted average common shares
  outstanding - basic                    8,190      8,071      8,164      8,066

Net earnings per common share - diluted  $0.33      $0.08      $0.39      $0.08
Weighted average common shares
  outstanding - diluted                  8,528      8,218      8,497      8,221


inTEST's net revenues for the quarter ended June 30, 2000 were a record $21.3 million compared to $20.3 million for the quarter ended March 31, 2000, an increase of $1.0 million or 5%. In addition, inTEST had record bookings (orders for its products) of $25.3 million for the quarter ended June 30, 2000 compared with $21.8 million for the quarter ended March 31, 2000, an increase of $3.5 million or 16%.

Robert E. Matthiessen, President and CEO said, "We have just completed another strong quarter in which we experienced sequential growth in net revenues and bookings. The strong demand for our products adds to our confidence in the continued strength of the industry. In order to maintain our growth in sales, we are in the process of doubling our floor space in Cherry Hill from 40,000 to 80,000 square feet. We believe that the new space should serve us for the foreseeable future. We are scheduled to occupy the new space late in the third quarter of 2000, and no interruption in shipments is anticipated. All of our divisions are doing well and we continue our search for additional synergistic acquisitions."

inTEST Corporation is a leading independent designer, manufacturer and marketer of interface solutions and temperature management products that semiconductor manufacturers use in conjunction with automatic test equipment in the testing of integrated circuits. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore and design, sales, service and support offices in New Jersey, Massachusetts, California, the UK, Japan, Singapore,
and Germany.   Design, sales, service and support is also provided by inTEST personnel located in Arizona, Texas and Oregon.

Certain matters in this news release are forward-looking statements. You can identify forward-looking statements by terms such as "believe,"
"continue," "should," "will," "anticipate" and similar expressions describing future results, expectations, plans, or other events. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, a decline in the demand for integrated circuits, changes in rates of capital expenditures by semiconductor manufacturers, progress of product development programs, costs associated with the integration of acquired operations and other factors set forth in inTEST's SEC filings, including its Form 10-K filed for the year ended December 31, 1999.

There will be a conference call hosted by management on Wednesday, July 19, 2000 at 9:00 a.m. EST. This call will be broadcast live on the Internet and can be accessed through www.vcall.com. It is recommended that participants register at least 10 minutes prior to the broadcast. The call will be archived for 30 days.

                           SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

Consolidated Statement of Earnings Data:

                                              Three Months Ended    Six Months Ended
                                                   June 30,             June 30,
                                              ------------------    ----------------
                                                2000       1999       2000     1999
                                              -------    -------    -------  -------
Net revenues                                  $21,317    $10,816    $41,570  $19,039
Gross margin                                   10,506      5,314     20,482    9,066
Operating expenses:
  Selling expense                               2,709      1,873      5,027    3,411
  Engineering and product development expense   1,621      1,185      3,070    2,252
  General and administrative expense.           1,870      1,289      3,344    2,376
  Merger-related costs                            115          -      2,672        -
Operating income                                4,191        967      6,369    1,027
Other income                                      163         84        262       88
Income tax expense                              1,560        357      3,359      482
Net earnings                                    2,794        694      3,272      633

Net earnings per common share - basic           $0.34      $0.09      $0.40    $0.08
Weighted average common shares outstanding
  - basic                                       8,190      8,071      8,164    8,066

Net earnings per common share - diluted         $0.33      $0.08      $0.39    $0.08
Weighted average common shares outstanding
  - diluted                                     8,528      8,218      8,497    8,221


Consolidated Balance Sheet Data:

                                                             As of:
                                                     -----------------------
                                                     6/30/00        12/31/99
                                                     -------        --------
Cash and cash equivalents                            $10,020         $12,047
Trade accounts and notes receivable                   14,192          10,020
Inventories                                           10,761           7,972
Total current assets                                  36,826          32,208
Net machinery and equipment                            3,407           2,697
Total assets                                          47,201          43,015
Accounts payable                                       5,557           5,195
Accrued expenses                                       3,083           3,011
Total current liabilities                             12,287          11,424
Long-term debt, net of current portion                     -             133
Total stockholders' equity                            34,914          31,458
